Exhibit 10.50

[Letterhead of FormFactor, Inc.]

January 27, 2005

Ronald C. Foster
1530 Hillview Drive
Los Altos, CA 94024

Dear Ron,

     We welcome the opportunity to offer you a salaried, exempt position with FormFactor, Inc. (the “Company”) as Senior Vice President and Chief Financial Officer. We look forward to having you join us at this exciting time for the Company. We are very impressed with your background, demonstrated abilities, and fundamental understanding of the challenges involved in a fast paced, growing company, and look forward to your participation in meeting the opportunities ahead.

     In your capacity as Chief Financial Officer, you will report to both members of the Office of the Chief Executive Officer (Igor Khandros, CEO and Joe Bronson, President) and will receive an annual salary of $275,000, which will be paid bi-weekly in accordance with, and subject to, the Company’s normal payroll procedures. You will also be eligible to participate in the annual Key Management Bonus Plan at a target rate of 70% of your earned annual salary. This bonus is conditioned upon the company’s performance and your individual achievement of objectives, and will be prorated based upon your start date through the end of the bonus period

     The Company will pay you a $50,000 bonus, which you will receive as a separate check included with your first paycheck. This number is a gross dollar figure. Please be aware you will be responsible for all personal income taxes related to this sign-on bonus. We advise that you consult your tax consultant on this matter.

     As long as you remain a regular full-time employee of the Company, you are eligible to receive certain employee benefits that are offered to our regular full-time employees, which may from time to time change at the Company’s discretion. These currently include:

-	Medical, Dental and Vision Insurance Benefits

-	Short-Term and Long-Term Disability Insurance Coverage

-	Group Life Insurance

-	Paid Time-Off

-	401k Plan with Company Match

-	401k Variable Contribution Plan

-	Section 125 Flex Spending Plan

-	Employee Assistance Program

-	Employee Stock Purchase Plan

     Coverage for the above-mentioned medical, dental, vision, disability and life insurance benefits begin on your date of hire. Dependent coverage is also available through this plan. Employee and dependent contributions to the plan are outlined in our employee benefits guide (“Benefactor”).

     You will be entitled to fifteen days (15) of paid time-off annually. Paid time-off will accrue at the rate of 4.62 hours per pay period starting from your first day of employment. Paid time-off may be used for vacation or sick leave.

Employment Offer Letter
Ronald C. Foster
January 27, 2005

     Following your employment commencement date, you will be granted a stock option, entitling you to purchase 110,000 shares of common stock of the Company. The exercise price of your option will be set at the fair market value of the Company’s common stock as determined by the closing price on the Nasdaq National Market on the date of grant, which will be your date of hire. The “Vesting Commencement Date” will also be your date of hire. The option shall be subject to the terms and conditions of the Company’s 2002 Equity Incentive Plan. The option vests over a four-year period. On the first anniversary of the Vesting Commencement Date, the option shall be vested as to twenty-five percent (25%) of the shares covered by the option. The remaining Shares subject to the option shall then vest on a monthly basis commencing one year after the Vesting Commencement Date in increments of 1/36 of the remaining shares subject to the option.

     Your agreement to accept this offer is contingent upon your ability to show proof of your legal right to work for the Company in the United States.

     You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. The Compensation Committee of the Board of Directors has decided to implement a change of control arrangement for the Executive Officers of the Company. As Chief Financial Officer, you will be entitled to receive the benefits of this change of control arrangement.

     I have enclosed our standard Agreement Regarding Employment, Confidential Information, Invention Assignment, and Arbitration as a condition of your employment. We will not be able to commence your employment until we have received a signed copy of this document. If you accept this offer, please return a signed copy to me. That Agreement requires, among other things, that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by final and binding arbitration conducted by the American Arbitration Association in Alameda County, California. However, the parties shall continue to have the right to seek judicial relief in the form of injunctive and/or equitable relief, including but not limited to relief for threatened or actual misappropriation of trade secrets or other unfair competition.

     Additionally, you will be required to comply at all times with the Company’s various rules, policies and procedures, including those set forth in our Employee Handbook, our Statement of Corporate Code of Business Conduct (“Corporate Code”), and our Statement of Policy regarding Insider Trading (“Insider Trading Policy”). Copies of these three documents, and all our policies and procedures will be available in hard copy and on Zunou - our internal intranet site. Within 30 days of the commencement of your employment, you will be required to provide the Company with signed acknowledgements relating to the Employee Handbook, the Corporate Code and the Insider Trading Policy. You should understand that, while referenced in this offer letter, the Company rules, policies and procedures are not incorporated by reference into this offer letter, and they can be changed, replaced or withdrawn at any time at the discretion of the Company.

     To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This offer, if not accepted, will expire ten (10) days from the offer date. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Employment Offer Letter
Ronald C. Foster
January 27, 2005

     Ron, we look forward to your favorable reply and to a productive, fun and exciting work relationship. To confirm your acceptance of this offer, please sign and date one copy of this letter and return to me. The other copy is for you to retain for your records. This offer, if not accepted, will expire ten (10) days from the offer date. Please call me if you have any questions.

Sincerely,

/s/ HANK FEIR

Hank Feir
Vice President, Human Resources
FormFactor, Inc

ACCEPTED AND AGREED TO this 7th day of February, 2005

/s/ RONALD C. FOSTER

Ronald C. Foster